UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 16, 2013

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Xenia Avenue South, Suite 120

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)                                 On August 16, 2013, Steven J. Wagenheim resigned from his position as a director of Granite City Food & Brewery Ltd. (the “Company”).

(e)                                  On August 16, 2013, the Company entered into a separation agreement and release with Mr. Wagenheim (the “Agreement”).  Pursuant to the Agreement, Mr. Wagenheim will receive payments aggregating $206,250, separate bonus payments aggregating $25,000, and payment of the Company’s portion of medical (COBRA) premiums for 12 months (if eligible).  The Agreement further provides that the Company will continue to pay for the lease of Mr. Wagenheim’s car through August 31, 2014.  In addition, the Agreement made certain modifications to the scope of the non-competition provisions contained in Mr. Wagenheim’s amended and restated employment agreement, dated January 1, 2013.

As a result of his separation from the Company, Mr. Wagenheim’s outstanding stock option for the purchase of 69,958 shares of common stock at $2.00 per share, which had already vested to the extent of two-thirds, became fully vested.  Furthermore, the requirement that Mr. Wagenheim exercise his stock options within three months of the end of his employment was eliminated.  Mr. Wagenheim held the following stock options immediately following his separation from the Company:

Shares Underlying Option	Exercise Price	Vesting Status	Expiration Date
8,333	$2.00	100%	10/24/2013
25,000	$2.00	100%	3/15/2015
16,666	$2.00	100%	2/22/2016
16,666	$2.00	100%	4/13/2017
12,500	$1.0752	100%	4/2/2019
75,000	$2.25	100%	5/26/2020
69,958	$2.00	100%	12/28/2020
224,123

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement itself, a copy of which is filed as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: August 20, 2013	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10	Separation Agreement and Release by and between the Registrant and Steven J. Wagenheim, dated August 16, 2013.